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On April 29, 2009, SupportSoft, Inc., (the “Company”) held a telephonic conference call where the Company discussed its results of operations for the first quarter of 2009. The transcript from the Company conference call is as follows:

SPRT—Q1 2009 SupportSoft Earnings Conference Call

Operator

Good day, and welcome to the SupportSoft First Quarter 2009 Financial Results Conference Call. Today’s conference is being recorded.

At this time for opening remarks and introductions I would like to turn the conference over to SupportSoft Chief Counsel Ms. Anne-Marie Eileraas. Please go ahead.

Anne-Marie Eileraas—SupportSoft—SVP, General Counsel

Thank you, Rena. Good afternoon. This is Anne-Marie Eileraas, General Counsel of SupportSoft.

Joining me here in Redwood City are Josh Pickus, our Chief Executive Officer; and Shelly Schaffer, our Chief Financial Officer.

Before we begin, I’d like to remind everyone that our remarks today will include forward-looking statements about our financial results and other matters. There are a number of risks and uncertainties that could cause our actual results to differ materially from expectations. These risks are detailed in today’s press release and the reports we’ve filed with the SEC all of which can be found through the investor relations page of our website.

I’d also like to point out that we will present certain non-GAAP information on this call. The reconciliation of GAAP to non-GAAP financial measures is included with today’s press release and is available on our investor relations webpage.

The statements we’ll make in this conference call are based on information we know as of today and we assume no obligation to update any of those statements.

With that I’ll turn it over to Josh.

Joshua Pickus—SupportSoft—President & CEO

Thanks, Anne-Marie.

Today we’re going to cover four topics—our Q1 results, the status of the sale of our Enterprise business to Consona Corporation, progress in our consumer activities, and the outline of our go-forward plan for the stand alone consumer business. Shelly is going to cover the first two topics starting with our Q1 results.

Shelly Schaffer—SupportSoft—EVP, Finance & Administration, CFO

Thanks, Josh.

First quarter 2008 revenue was $10.5 million at the upper end of our guided range of $9.5 million to $10.3 million due to continued growth in our consumer segment.

In our consumer segment, Q1 revenue of $3.6 million represents an increase of 16% as compared to Q4 revenue of $3.1 million and growth of 414% compared to Q1 2008 revenue of $703,000. Consumer revenue out performance was driven by our partner channel.

In our Enterprise segment, total revenue in Q1 was $6.9 million down 29% from the prior quarter and down 36.7% versus Q1 of ‘08. The reduction of Enterprise revenue is primarily due to reduced license revenue although other Enterprise revenue lines also declined.

Notwithstanding lower revenue, Q1 marked the fifth consecutive quarter of non-GAAP profitability for the Enterprise segment.

Although Q1 gross margin in the consumer segment was negative, it improved sequentially and on a year-over-year basis as a result of increased efficiencies in service delivery which Josh will later discuss. We believe that we are well positioned to achieve our stated full year goal of exiting 2009 year with a positive gross margin for our consumer business.

Our operating expense lines for research and development and G&A for both businesses were consistent with the prior quarter. Sales and marketing was down by $1 million over Q4 of 2008 driven by headcount reductions in the Enterprise business as well as reduced commissions.

Restructuring charges related to the first quarter headcount reductions and office closures were $896,000, in line with our expectations.

As mentioned in today’s press release, we recently reduced the headquarter staff for the consumer business to lower go-forward cost structure for that business. We will quantify the consumer restructuring charges and their effect for the go-forward P&L in our Q2 2009 call.

Interest income in Q1 was $202,000, below our forecasted range of $250,000 to $290,000. This income was more than offset by approximately $285,000 in losses related to foreign currency fluctuations as well as a loss of $218,000 on the put value related to our UBS auction rate securities.

The resulting total for other income and expenses for the quarter was a negative $302,000 as compared to a positive $177,000 in the prior quarter.

First quarter non-GAAP loss share of $0.11 was better than our guided loss per share of $0.12 to $0.14. This reduced loss primarily resulted from better consumer revenue and gross margin as well as incremental cost savings across the P&L primarily as a result of restructuring.

Let me briefly discuss the balance sheet. As a reminder, our total cash and investments reflect the sum of three line items on the balance sheet—cash and short term investments, long-term investments, and our auction rate security put options.

Our total cash and investments totaled $89.9 million at March 31st, 2009 as compared to $95 million at December 31st, 2008, a net reduction of $5.1 million as expected. The change in cash and investments reflects approximately $4.4 million use for operations, $1.25 million related to restructuring activities, and $550,000 of incremental write up in the value related to our auction rate securities.

With respect to auction rate securities specifically, I’d like to note that we held a par value of $24.5 million and auction rate securities at March 31st, 2009. $20.9 million of this balance is held with UBS. Last year we accepted the UBS auction rate securities rights offer. This offer gives us the right to sell the auction rate securities back to UBS at par beginning June 10th—I mean June 30th, 2010—five quarters from today.

Q1 DSOs were 65 days as compared to 73 in the prior quarter, and 85 in Q1 of ‘08. We saw no degradation in payment performance from our customers during the first quarter.

Upon closing of the sale of the Enterprise business to Consona Corporation, we expect cash proceeds of $20 million less deal related costs, subject to certain adjustments as set forth in the definitive agreements. We currently expect total deal related costs in the range of $2 million to $3 million.

We will continue to prudently manage both cash usage and collections; however, due to the pending sale of the Enterprise business we expect a number of one-time cash outflows this quarter. We will bridge these items in our Q2 call.

Let me finish with a brief update on the status of the sale of our Enterprise business to Consona. The closing of the Enterprise sale will require approval of our stockholders. From a timing perspective, subject to completion of an SEC review, we plan to mail our definitive proxy in time to hold a shareholders meeting in June of this year. If we receive the necessary vote from stockholders, we expect to complete the transaction in June promptly after the meeting. We are currently engaged in integration planning activities with Consona and are making excellent progress. Now I’d like to turn the call over to Josh.

Joshua Pickus—SupportSoft—President & CEO

Thanks, Shelly.

Turning now to consumer, there are a number of developments to report. Q1 revenue performance was strong notwithstanding the economic environment as a result of growth in our consumer partnerships.

In our Office Depot program, performance continued to accelerate driven primarily by sales of attach services. Store level performance improved substantially which more than offset a reduction in store count due to closings.

While business conditions remain challenging for Office Superstores, tech services is a bright spot. With Office Depot noting in its call Tuesday, the tech services positive sales trends and attach rates above expectations.

In Q2 we are focused on expanding the Break/Fix fix side of the program and plan to launch several new service offerings and related marketing campaigns.

In our pilot with a major US retailer, our roll out plan for a more substantial program has been established. Having defined a service model which integrates our platform and services with the retailer’s existing program, we expect to expand the pilot to a full region and then offer certain skews chain-wide in the back half of the year.

Under this program, our services are available through service cards—meaning the consumer purchases a card in the store and redeems it later from home or office. In addition to the expansion of the service card program, the retailer also plans to trial in-store delivery of services by our remote agents.

Because we believe this program has significant potential, we have recently hired a veteran retail executive with experience in scaling services programs at both Circuit City and CompUSA to manage the roll out.

As discussed in our last call, we’ve been reviewing our pilot with the European retailer. Based on the review, we recently decided to discontinue this pilot. While the retailer is committed to tech services, the timeframe for the program to become material to us appeared to be several years away. This extended timeframe, combined with the significant expense of maintaining service delivery and account management teams across several countries in Europe, made this program incompatible with our plan to drive the consumer business to profitability.

In terms of new retail programs, we announced in early April that TigerDirect has selected us to develop and deliver a technology services program across its multi-channel PC and CE business. TigerDirect will market and sell the support.com branded PC services through Tiger’s online sites, television offerings, retail locations, catalogs, and in-bound and out-bound call centers.

The program is live today on several online properties as well as in the consumer in-bound call center, but we do not expect significant revenue from this program before the second half of the year.

In addition to these retail programs, we announced in October that we launched a program with a leading anti-virus provider. This provider is AVG. AVG is the fourth largest vendor of anti-virus software worldwide with more than 80 million active users and is growing rapidly. AVG offers a widely used free version of its software, as well as a number of premium versions with additional features and capabilities.

Unlike many of our retail partnerships where we wholesale services to retailers for sale under their brands, AVG is a referral relationship under which AVG directs customers to us and we deliver services under the support.com brand. During Q1, revenue from this program grew rapidly.

Based on the success to date, we are working with AVG to expand the partnership. Potential areas for expansion include a larger online presence, participation in retail channels, and tighter product service integration.

In addition to growing and diversifying revenue, our key financial goal for 2009 is improving gross margin in our consumer business. To do this, we must significantly increase our service delivery efficiency.

I’m pleased to say that we made substantial progress in this regard in Q1 with service delivery times for top skews declining by a substantial percentage from Q4. Our progress in this area results from a combination of solution center management and process and technology development and deployment.

In the solution center key improvements included the following: establishment of a guru crew of agents who intervene to resolve long calls and identify common issues that lengthen handle times; implementation of skill based routing to ensure services are directed to properly skilled agents; and launch of a Six Sigma-style initiative to identify and resolve process variances and inefficiencies.

From a technology perspective, we released a major new capability known as Preservice Automation. This feature enables our proprietary software to conduct many time consuming service delivery steps such as software downloads and system tuning before our solutions engineer take remote control and begin work on the consumer’s PC.

In the week following the introduction of Preservice Automation, we observed an immediate and dramatic reduction in the average time on our two most common services. We expect to release further extensions to Preservice Automation that will continue to reduce service times in Q2 and beyond. This feature is just one example of how we are applying our significant software development capability to our business with the goal of enabling it to scale profitably.

Outside of service delivery efficiency, technology also enabled us to significantly enhance our industry-leading service delivery management system. Known as Break/Fix 2.0, these enhancements offer partners a comprehensive and cost-effective repair solution that is differentiated from the segregated service channel offerings in market today.

With Break/Fix 2.0 our solutions engineers diagnose PC problems and either repair them remotely or provide detailed recommendations for an on-sight or depot repair service. Our proprietary service delivery management system then electronically transfers the work order along with diagnostic information and service recommendations to the appropriate service partner. The result is that the customer gets the right service from the right party in the service chain the first time.

In addition to these customer benefits, Break/Fix 2.0 increases the operational and financial stickiness of our service delivery management system platform through tight, cross vendor integration and enhanced revenue potential for partners.

The final topic we’d like to cover today is our go-forward plan for the stand alone consumer business. I should start by saying that more color on the financial model will be provided in our second quarter conference call following the completion of the sale of the Enterprise business. But I’d like to sketch the outlines of the plan for you today.

To begin, we describe our consumer business as a technology-enabled service business. By this we mean the service business that we believe will be capable of rapid and profitable growth because it leverages technology, in addition the labor and capital investment to achieve scale.

Our services generally address the relationship between consumers and technology and specifically involve support for the digital home and small office. We deliver our services remotely and we’ve determined that a very substantial percent of issues can be addressed in this fashion.

We work primarily with PCs and peripherals and plan to expand to cover an array of other platforms and devices. We offer both incident-based and subscription services and are increasingly bundling our offerings with other products and services.

Our principal financial goals for 2009 are to grow and diversify revenue and improve gross margins. Over several years, our goal is to build a very large business with a gross margin of 40% to 50% and an operating margin of 10% to 20%. We do not expect to achieve profitability or to generate cash in 2009, but we are intensely focused on reaching those milestones as soon thereafter as practicable.

To that end, in addition to our revenue growth initiatives, we have reduced the headquarters staff for the consumer business and plan to explore additional cost reduction measures such as lowering facility’s costs and redesigning our executive compensation program to match the stage of the development of our consumer business. We are working on plans in these areas and will have more to share in our second quarter conference call.

From a guidance perspective, Q2 is an unusual quarter. While we expect the sale of the Enterprise business to close in June, we do not know with certainty the timing of the closing making it difficult to provide overall revenue guidance. In addition, we expect a number of non-recurring charges which are difficult to estimate in connection with the sale.

While we have reduced to go-forward expense base for the consumer business, these charges will provide a counterweight during Q2. As a result of these complexities, we are providing only consumer revenue guidance for the second quarter.

With respect to consumer revenue, we note that Q2 is a challenging quarter for our retail partners and that revenue contributions from our new and expanding programs are likely to be more substantial in the back half of the year. As a result, we expect consumer revenue of $3.5 million to $3.8 million for the second quarter.

With that I’ll open it up for questions.

QUESTION AND ANSWER

Operator

Thank you.

(OPERATING INSTRUCTIONS)

And we’ll go first to Chad Bennett, Northland Securities.

Chad Bennett—Northland Securities—Analyst

Yes, hi. Thanks. A couple of questions.

First, Josh, on the latest thing you said about consumer revenue guidance in Q2, understanding that some of the new deals you’ve signed recently aren’t wrapping until the second half, can you give us any indication for kind of the amount of revenue recognition we could see on this pilot moving into a more expanded program and skews and whatnot? And then also what to expect from maybe something like a TigerDirect?

I guess I’m trying to get a sense in your Q2 revenue guidance for consumer how much of it would be quote/unquote partner signed in the first quarter contribution versus kind of steady state stuff we had at the end of last year.

Joshua Pickus—SupportSoft—President & CEO

Sure. So here’s the way I’d answer that, Chad.

With respect to both the US retailer that’s now decided to expand from a pilot into a more substantial program and with Tiger, our planning for the full year involves substantial revenue contributions from each of them but we expect that much more in the back half of the year. We expect both of them to contribute to Q2 revenue, but not in a material fashion. And the reasons for that are that in the case of the retailer, the expansion of that program geographically doesn’t even begin until the end of the quarter.

And in the case of Tiger, the parts of that program that we expect to be the most material revenue contributions, the channels we expect to be most effective such as television, don’t begin until fairly late in the quarter.

So we continue to believe that both of those programs are going to matter and we’re very positive on them, but we want to be very cautious in Q2 just because the timing of when certain things happen is relatively late in Q2 and that limits their ability to affect the Q2 results.

Chad Bennett—Northland Securities—Analyst

Okay. And Josh, just on the North American retailer expanding the program, it sounds like it’s an expanded pilot at this time — maybe it’s a full fledged deal and then you know potentially some remote in-store service skews in the second half.

I guess is there some type of reasoning behind the rolling it out this way on the retailer side? And you know maybe the argument is why wouldn’t they just kind of — why wouldn’t they be going after this more aggressively? And kind of what’s the thought process there is basically what I’m asking.

Joshua Pickus—SupportSoft—President & CEO

Sure. So there are two different things going on with that and let me try to break them down and be specific about each of them.

First of all, there is a decision to move forward with both a broader region, but also chain-wide sales of certain skews. So you could look at that and say well that’s not a pilot, you’re actually going into a full nationwide roll out with particular skews. And I think that’s an accurate description.

There is also a pilot with respect to delivering the services not through service cards, but through people selling them in-store and the services being delivered in-store by our remote agents. And at this point that’s just a pilot.

So there are two separate things going on in roughly the same timeframe and the reason I think for doing it that was is that if you’ll recall this retailer has an existing program and we are fitting in with that program and so things that are more like that program happen more quickly than do things that are genuinely new, such as in-store delivery by remote agents.

And so this is different from the program that we did with Office Depot in the sense that there really wasn’t a program there before. We just—we did it with them as it happened.

Here there is a program and so we’re building on that and that tends to dictate the speed at which various things are happening. But I will say that this retailer is now we believe serious about growing in a meaningful way their service program and we’re excited to be partnering with them and look forward to actually making this program more substantial.

Chad Bennett—Northland Securities—Analyst

Okay. And when will the service cards be nationwide? Is that like at the end of the quarter, Josh, or no?

Joshua Pickus—SupportSoft—President & CEO

No. That — the end of the quarter what we’ll have is expansion to something regional.

Chad Bennett—Northland Securities—Analyst

Yes.

Joshua Pickus—SupportSoft—President & CEO

We expect that in the back half of the year is when you will see the chain-wide availability of certain skews.

Chad Bennett—Northland Securities—Analyst

Okay. All right.

Joshua Pickus—SupportSoft—President & CEO

But again, that’s why you see relatively muted revenue growth in Q2 because none of that will occur until later in the year.

Chad Bennett—Northland Securities—Analyst

Okay. And then maybe a question for Shelly.

If you reiterated the long-term—or medium term target I guess I would say of exiting the year gross margin positive on the consumer side. Should be assume gross margin percentage improves throughout the year, Shelly, from where it ended — where it was in Q1?

Shelly Schaffer—SupportSoft—EVP, Finance & Administration, CFO

Well I think the goal is—you know obviously highly sensitive to queue things—one that Josh talked about which is just the actual blocking and tackling—inefficiencies were driving all the time and then also it is sensitive to volume, too. But our—the goal we’re saying is the exit coming out of 2009 would be a cash—would be a gross margin positive.

Now I mean it’s hard to do that if you don’t keep making progress each quarter, but how—what percentage that we’re—we think it is? It’s really on a day-by-day basis that we do this.

Chad Bennett—Northland Securities—Analyst

Okay. And then, Josh, is there—is it material to talk about a dollar amount that you’ve reduced costs on the consumer side?

Joshua Pickus—SupportSoft—President & CEO

It will be, Chad. I think that what we’re going to try to do is with numbers like that that are still a little bit in flux we’re going to provide details and color when the quarter is over, the Enterprise transaction is complete, we’ve finished some of the work on these other cost reduction measures that I mentioned like facilities and executive comp. I think if we give bits and pieces of it now it’s more confusing than anything else.

The overall view that I would have to guide you in thinking about this is that we do obviously believe that substantial revenue ramp is absolutely critical to get us across the line in terms of profitability and we don’t believe it will happen without that.

But what we’re seeing today a little bit more strongly than what we’ve said before is we also want to hasten that time and to do that there’s another lever that you can turn. And that relates to costs and so we have done just this week a reduction in our headquarters staff and there will be incremental cost savings that we’ll work out through some of these other areas. And we hope to be able to talk to you with all of this work through and identified when we do our call following Q2.

Chad Bennett—Northland Securities—Analyst

Okay. And one last question. With Office Depot, Josh, where do you think you’re at now that you know all the stores are up and running? What do you think the organic growth of that business—where do you think we are at in terms of growth with that specific partner?

Joshua Pickus—SupportSoft—President & CEO

I believe that there is still material room for that program to get meaningfully bigger.

Chad Bennett—Northland Securities—Analyst

Okay.

Joshua Pickus—SupportSoft—President & CEO

I think we’ve established a good baseline, but I think both we and OD expect and are planning for and working very hard to grow it from where it is.

Remember OD is a $14 billion company and while they’re very pleased about this program—you know it came up several times in their call earlier this week—it’s got to get bigger to really be material to a company of that size. And so as happy as we are with what we’ve got, there’s no sense in which we believe we are at steady state.

Chad Bennett—Northland Securities—Analyst

Got it.

Joshua Pickus—SupportSoft—President & CEO

The particular piece that we’re trying to expand as we go forward relates to the Break/Fix services. The program has been heavily oriented towards attach services and we’re really trying to grow Break/Fix as we go later into the year.

Chad Bennett—Northland Securities—Analyst

Okay. Thanks, that’s all I have.

Operator

(Operating Instructions) And we’ll go next to Gregg Speicher, Moss Creek.

Gregg Speicher—Moss Creek Capital—Analyst

Hey, guys. Congratulations on getting this consumer thing going.

Now did I understand correctly that the new partnership — or the new retail agreement is going to be done through card services?

Joshua Pickus—SupportSoft—President & CEO

The .

Gregg Speicher—Moss Creek Capital—Analyst

You buy the card and do it from the home or the office?

Joshua Pickus—SupportSoft—President & CEO

Yes. So let me clarify that. That program isn’t so much new. It’s the major US retailer that we’ve been piloting for a while and now is really getting serious and going into more of a roll out mode.

The default way in which that program operates—the way in which it operates today and the way in which it will go chain-wide — is through service cards. So you go into the store, you purchase a card, it’s got an authorization code on it, and then you redeem it later. That is what that will be.

The other thing that I mentioned is that separate from that we will be piloting with the retailer the approach that we use elsewhere which involves sale and delivery of the services in the store—no service card—with our agents remoting into the PC which is connected to the internet at the store.

So that’s specifically what’s going on with that program.

Gregg Speicher—Moss Creek Capital—Analyst

Okay, that helps. I was kind of just trying to figure out if each new partnership you’re getting up and going is sort of a different delivery model or are they converging or diverging depending on the partner?

Joshua Pickus—SupportSoft—President & CEO

Converging. You know we feel like we’ve really developed some deep expertise around retail programs. We know what the moving pieces are and we will see them vary from case to case in terms of how much of this or how much of that.

But there is a common set of elements that we believe is important and for example in this case the reason that we are doing the work around the in-store delivery is we believe that that’s a model that’s capable of faster growth. And the retailer has heard us say that and is saying let’s give that a whirl in addition to the stuff that they’ve done themselves.

So we think our expertise is actually growing and that the programs are converging in terms of what they look like.

Gregg Speicher—Moss Creek Capital—Analyst

Okay. Okay, good. And I know for 2Q there’s a lot of moving parts, but you can you talk about the cash burn or is there sort of a minimum amount of cash you want to keep on the balance sheet?

Joshua Pickus—SupportSoft—President & CEO

Sure. I think what you said about it being a complex quarter is really right. Let me give you sort of the three-sentence answer to that and then if you want more color I can do it. Here’s sort of the net.

We believe that assuming we close the transaction with Consona we will have a substantial cash infusion and we’ve estimated that at $20 million subject to these adjustments for the deal costs.

Second, you’ve got a whole bunch of other one-time charges that occur—whether they’re deal costs or whether they’re severance costs or something like that—and there are quite a few of those that we need to work through.

And that the net result of that is we will end up with meaningfully more cash than we have on the balance sheet today, but there’s so many different pieces that we’re not quantifying it and what we will do is give you a very specific bridge when we report in Q2 about here’s what came in and here’s what went out and here’s where we ended up / where we are. So that’s kind of the overview of what’s going on with cash.

Gregg Speicher—Moss Creek Capital—Analyst

Okay, fair enough. One last question. How many at-home agents do you have now? Has that been scaling up significantly.

Joshua Pickus—SupportSoft—President & CEO

Yes, in total at this moment we have around 350 agents and that includes supervisors. The most interesting thing about the first quarter was that we really didn’t grow that in a material way. I think the last time this question got asked I said around 300 and frankly I could give that same answer today. There hasn’t been a material increase.

What really happened in Q1 that was exciting around the agents was we were able to get substantially increased efficiency and productivity and that enabled us to add some meaningful revenue really without adding any material number of agents. And that is the game going forward. We actually believe that if we can continue to drive efficiencies we can scale revenue without having to make major agent additions.

Now obviously that excludes some kind of discontinuous event where some huge partner comes to us and says two weeks from now we’re going to do a full launch. But in a sort of steady state type of world where we’re adding partners and they’re rolling out in a measured way, our focus is less about agent addition at this moment than it is around agent efficiency and being able to drive substantially greater revenue without adding substantially great cost.

Gregg Speicher—Moss Creek Capital—Analyst

Okay, great. Thanks a lot.

Operator

And we’ll go next to Ted Ketterer, TK Associates.

Ted Ketterer—TK Associates—Analyst

Hey, Josh. I’ve got a question for you if you step back. This has been a fairly long road from the time you started. I don’t remember. Was it 2005? And now we have a company doing at let’s just say annualized revenue of $20 million with 40 million share capacity.

And you have—so you’re trading in a $100 million market cap and you have mentioned for a couple of years and on a number of conference calls the goal and the dream to build a substantial company. And I guess what my question is what’s the range in your mind and your planning that you would define as substantial?

Joshua Pickus—SupportSoft—President & CEO

Sure. Substantial companies are denominated in revenues of hundreds of millions not tens of millions—that’s the direct answer to your question.

Ted Ketterer—TK Associates—Analyst

Okay, that’s because—well it’s self explanatory. Okay, thank you.

Operator

And we’ll go next to Shawn Boyd, Westcliff Capital Management.

Shawn Boyd—Westcliff Capital Management—Analyst

Josh, just a couple of follow ups. The Office Depot stores you mentioned they did have some closures. What were they at the end of Q1?

Joshua Pickus—SupportSoft—President & CEO

They’ve gone down by roughly 100 or so stores and they have not announced anything further beyond what they announced that they were going—in Q4 that they would do in Q1. So they used to be 1,200 and change and now they’re 1,100 and change.

Shawn Boyd—Westcliff Capital Management—Analyst

Got it. And you expect that to stay fairly constant here?

Joshua Pickus—SupportSoft—President & CEO

We don’t have any information from them about additional store closings, but you know I do have to say I don’t know everything that they know. They seem very focused to me on sort of moving the business forward and that issue has not come up at all in any discussions we’ve had with them.

So our assumptions right now are that’s roughly the store count going forward and the question is how do we drive additional revenue out of that.

Shawn Boyd—Westcliff Capital Management—Analyst

Right, and of course the more relevant point here is that the growth at the per store level is clearly overwhelming that impact and you feel that you’ve still got a lot of headroom on that.

Joshua Pickus—SupportSoft—President & CEO

That is correct.

Shawn Boyd—Westcliff Capital Management—Analyst

One follow up to that is the launch of the US retailer, let’s think about maybe as we exit 2009. At that point would we be at scale such—would we be at scale such that we would be equivalent to where were are now in Office Depot in terms of the national roll out being complete and you know starting to work on increasing the per store growth?

Joshua Pickus—SupportSoft—President & CEO

You know I can speculate about that but it really is just speculation because there’s so much to be done. That is certainly among the possibilities. You know if we had the upside case for the way these roll outs went and then they actually liked what they saw in the pilot with the in-store type of services, that’s absolutely possible.

But at some level I don’t know any more than you do about whether that will actually be the outcome and so the most I can say is that is within the realm of possibility. We’re obviously driving everything we can to make it happen. But there’s a lot of miles to be walked in terms of what that roll out looks like.

Our main focus at this point is as you know it’s taken a while for this retailer to really decide to get serious about expanding this program and we feel now that that is the case and that to us feels like a very important milestone. And our goal now is to really excel and make it go. As to exactly where that leaves us at the end of 2009, I’ve got my hopes, but they’re not yet predictions.

Shawn Boyd—Westcliff Capital Management—Analyst

Okay, that’s fair. Switching the questioning just for a second to the 350 agents that you mentioned earlier, what would you say is the current revenue capacity of that workforce?

And then the follow to that of course is given the efficiency improvements that you’re pushing and succeeding with right now, where do you think—you know what it is today and where do you think it can go with those process improvements?

Joshua Pickus—SupportSoft—President & CEO

Well let me answer that this way. I think that there is substantially more revenue capacity in the agent pool than we have—that we have than we are generating today. And I’m not going to quantify exactly what that means because I think it’s a lot more effective if I just show you.

But I will say that in Q1 the level of progress we made in dramatically diminishing the service times on key skews was really remarkable. And what I would tell you generally is that with respect to the attach services—the more straight-forward services—we are now doing better than we forecast we would ever do in terms of the (inaudible) handle times and what we’re actually doing them at. And we believe we can go further with respect to that because the technology is really doing some remarkable things for us and the solution center management is really kicking in.

The next leap that we need to make to really get where we need to get is we need to get that same kind of improvement on the more complex diag and repair services. And that’s something that is a big focus for us and it offers very substantial opportunity for us to keep adding revenue without adding agents.

And so we are very excited about this part of the business because we’re finally seeing this happen and the best word I can use is to say we think there is substantial, incremental capacity that we have based on the improvements we’ve made and improvements to come.

Shawn Boyd—Westcliff Capital Management—Analyst

Got it. Well I’ll look forward to seeing them. Thank you, Josh.

Joshua Pickus—SupportSoft—President & CEO

You bet.

Operator

And we’ll go next to Gene Weber, Weber Capital Management.

Gene Weber—Weber Capital Management—Analyst

Hi, Josh. First of all I want to congratulate you for making the move in your European business because I think at this point in time that’s the right decision as tough as it may have been for you.

And maybe you can just help me on something totally unrelated and this will probably be a difficult question to answer, but can you give me a sense as to where that headcount was December 31st, where it is now and where it might be June 30th assuming you’re closed by then?

Joshua Pickus—SupportSoft—President & CEO

You’re talking about the consumer agents or the overall headcount?

Gene Weber—Weber Capital Management—Analyst

Yes, that’s why it’s difficult. Whichever is the easiest way—whichever way you could answer best—let me leave it like that.

Joshua Pickus—SupportSoft—President & CEO

Okay, where here’s kind of the way I’d tackle that. The Enterprise unit I think assuming we close the deal will go away completely so that part of the business will not be there.

The agent headcount we expect to be very consistent with what it is today.

And the consumer headcount we’ve announced that we did a reduction of about a little north of 20 people and this is not going to be a big organization going forward. If you take it all in assuming that the Enterprise unit has moved on, I think that we’ll probably have around 100 employees.

Don’t hold me to that number because we’re still specifically working through things and there could be a lot of ups and downs on that, but as a very rough order of magnitude that’s kind of what I expect as the business moves forward outside of the agents.

Gene Weber—Weber Capital Management—Analyst

All right, I appreciate that and I won’t hold you to it, but that’s just what I was looking for. Thanks, Josh.

Operator

And it appears we have no further questions. At this time I would like to turn it back over to management for any additional or closing remarks.

Joshua Pickus—SupportSoft—President & CEO

Okay, so thanks for being with us today. There’s obviously a lot going on and we look forward to providing further clarity on the future and telling you about our business when we report after the second quarter. Thank you.

Operator

And this concludes today’s conference. Thank you for your participation.

Important Additional Information Will Be Filed With The SEC

SupportSoft filed a preliminary proxy statement with the SEC on April 10, 2009 and plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed sale of the Enterprise Business and the other corporate matters described therein. The preliminary proxy statement contains (and the definitive proxy statement will contain) important information about SupportSoft, Consona Corporation, the proposed sale of the Enterprise Business and the other corporate matters described therein. Investors and security holders are urged to read the proxy statement carefully before making any voting or investment decision with respect to the proposed sale of the Enterprise Business and the other corporate matters described therein. Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC by SupportSoft through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement from SupportSoft by contacting Maura Burns at maura.burns@supportsoft.com or (650) 556-8992.

SupportSoft and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the proposed sale of the Enterprise Business and the other corporate matters set forth in the proxy statement. Information regarding SupportSoft’s directors and executive officers and their ownership of SupportSoft’s shares is contained in SupportSoft’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the preliminary proxy statement that was filed on April 10, 2009, and is supplemented by other public filings made, and to be made, with the SEC. A more complete description will be available in the definitive proxy statement we expect to file in connection with the proposed sale of the Enterprise Business. Investors and security holders may obtain additional information regarding the direct and indirect interests of SupportSoft and its directors and executive officers with respect to the proposed sale of the Enterprise Business by reading the proxy statement and other filings referred to above.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding our expected future performance as well as assumptions underlying or relating to such statements of expectation, all of which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We are subject to many risks and uncertainties that may materially affect our business and future performance and cause those forward-looking statements to be inaccurate. All statements in this press release, other than statements that are purely historical, are forward-looking statements. Words such as “outlook,” “anticipates,” “expects,” “believes,” “intends,” “plans,” “seeks,” “forecasts,” “estimates” and similar expressions often identify such forward-looking statements. Forward-looking statements in this press release include, without limitation, the following: statements about SupportSoft’s company-wide and segment revenue for the first quarter of 2009, the progress of its Consumer partnerships and cost reduction measures and the sale of the Enterprise business.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to: the potential for first quarter 2009 revenue to change based on the completion of the quarterly closing and review by SupportSoft’s independent registered public accounting firm; our dependence on a limited number of channel partners for our Consumer revenue; the potential that any of SupportSoft’s consumer partnerships take longer to produce revenue or do not produce revenue; the possibility that the sale of the Enterprise business will not be completed successfully; the possibility that restructuring actions and other cost reduction measures may not be effective as planned; our ability to successfully transition divestitures and acquisitions; as well as other risks detailed from time to time in our SEC filings, including those described in the “Risk Factors” section in our most recent Annual Report on Form 10-K filed with the SEC on March 11, 2009. You can locate these filings on the Investor Relations page of our website, www.supportsoft.com/Company/investor_relations.html.